Exhibit 99.2

Report of Independent Register Public Accounting Firm

To the Board of Directors and Stockholders of Enliven Marketing Technologies Corporation

  (formerly Viewpoint Corporation):

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows present fairly, in all material respects, the financial position of Enliven Marketing Technologies Corporation (formerly Viewpoint Corporation) and its subsidiaries (the “Company”) at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
March 17, 2008

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share data)

	December 31,
	2007	2006
ASSETS
Current Assets:
Cash and cash equivalents	$6,929	$4,154
Marketable securities	311	113
Accounts receivable, net of reserve of $202 and $230, respectively	7,701	3,037
Prepaid expenses and other current assests	723	543
Total current assets	15,664	7,847
Restricted cash	417	190
Property and equipment, net	1,403	1,023
Goodwill	15,103	14,882
Intangible assets, net	9,553	3,689
Other assets	61	56
Total assets	$42,201	$27,687

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$4,712	$1,660
Accrued expenses	345	401
Deferred revenues	234	70
Current portion of notes payable	488	389
Current portion of warrants	469	—
Accrued incentive compensation	545	545
Current liabilities related to discontinued operations	231	231
Total current liabilities	7,024	3,296
Deferred rent	271	232
Warrants to purchase common stock	8,464	467
Subordinated notes—related party	2,616	2,456
Unicast notes	1,381	1,541
Springbox accrual	2,818	—
Total liabilities	22,574	7,992
Commitments and contingencies (note 13)
Stockholders’ equity:
Preferred stock, $.001 par value; 5,000 shares authorized—no shares issued and outstanding at December 31, 2007 and 2006	—	—
Common stock, $.001 par value; 150,000 shares authorized—99,216 shares issued and 99,056 shares outstanding at December 31, 2007, and 67,830 shares issued and 67,670 shares outstanding at December 31, 2006	99	68
Paid-in capital	319,644	306,214
Treasury stock at cost; 160 at December 31, 2007 and 2006	(1,015)	(1,015)
Accumulated other comprehensive income	9	14
Accumulated deficit	(299,110)	(285,586)
Total stockholders’ equity	19,627	19,695
Total liabilities and stockholders’ equity	$42,201	$27,687

The accompanying notes are an integral part of these consolidated financial statements

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Years Ended December 31,
	2007	2006	2005
Revenues:
Advertising systems	$8,811	$7,252	$5,448
Search	6,082	6,307	9,424
Services	3,808	3,470	5,269
Related party services	—	—	1,057
Licenses	30	148	608
Related party licenses	—	—	3,490
Total revenues	18,731	17,177	25,296
Cost of Revenues:
Advertising systems	5,708	4,176	3,721
Search	128	154	173
Services	3,229	2,337	3,658
Licenses	3	8	12
Total cost of revenues	9,068	6,675	7,564
Gross profit	9,663	10,502	17,732
Operating expenses:
Sales and marketing	4,658	5,892	5,115
Research and development	3,265	3,919	4,479
General and administrative	9,291	8,466	10,054
Depreciation	672	466	645
Amortization of intangible assets	1,388	570	491
Restructuring charges	—	92	—
Impairment of goodwill	—	10,655	7,778
Total operating expenses	19,274	30,060	28,562
Loss from operations	(9,611)	(19,558)	(10,830)
Other income (expense)
Interest and other income	264	332	131
Interest expense	(807)	(926)	(1,178)
Changes in fair values of warrants to purchase common stock	(3,318)	515	1,204
Total other income (expense)	(3,861)	(79)	157
Loss before provision for income taxes	(13,472)	(19,637)	(10,673)
Provision for taxes	52	78	64
Net loss from continuing operations	(13,524)	(19,715)	(10,737)
Adjustment to net loss on disposal of discontinued operations	—	—	145
Net loss	$(13,524)	$(19,715)	$(10,592)
Basic and diluted net loss per common share:
Net loss per common share from continuing operations	$(0.17)	$(0.30)	$(0.18)
Net income per common shares from discounted operations	—	—	—
Net loss per common share	$(0.17)	$(0.30)	$(0.18)
Weighted average number of shares outstanding—basic and diluted	80,779	66,610	58,631

The accompanying notes are an integral part of these consolidated financial statements.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY AND COMPREHENSIVE LOSS
For the Years Ended December 31, 2007, 2006, and 2005
(In thousands)

	Common Stock		Paid-in	Deferred	Treasury Stock		Accumulated Other Comprehensive	Accumulated	Total Stockholder’s	Comprehensive
	Shares	Amount	Capital	Compensation	Shares	Amount	Income (Loss)	Deficit	Equity	Loss
Balances at December 31, 2004	56,704	$57	$290,260	$(5)	(160)	$(1,015)	$(60)	$(255,279)	$33,958
Issuance of common stock upon the exercise of stock options	670	1	517	—	—	—	—	—	518
Issuance of common stock related to acquisition of Unicast	1,085	1	2,966	—	—	—	—	—	2,967
Issuance of common stock to related party net of issuance cost of $68	1,290	1	1,931	—	—	—	—	—	1,932
Capital contribution resulting from restructuring of notes payable	—	—	458	—	—	—	—	—	458
Issuance of common stock, net of issuance cost of $336	5,100	5	3,858	—	—	—	—	—	3,863
Amortization of deferred compensation	—	—	—	2	—	—	—	—	2
Stock compensation related to modification of stock options	—	—	1,779	—	—	—	—	—	1,779
Unrealized gain on investments	—	—	—	—	—	—	(6)	—	(6)	$(6)
Translation adjustment	—	—	—	—	—	—	3	—	3	3
Net loss	—	—	—	—	—	—	—	(10,592)	(10,592)	(10,592)
Balances at December 31, 2005	64,849	65	301,769	(3)	(160)	(1,015)	(63)	(265,871)	34,882	$(10,595)
Issuance of common stock upon the exercise of stock options	2,981	3	2,404	—	—	—	—	—	2,407
Reclassification in connection with adoption of FAS 123 R “Share Based Payment”	—	—	(3)	3	—	—	—	—	—
Stock-based compensation	—	—	2,044	—	—	—	—	—	2,044
Unrealized gain on investments	—	—	—	—	—	—	21	—	21	$21
Translation adjustment	—	—	—	—	—	—	56	—	56	56
Net loss	—	—	—	—	—	—	—	(19,715)	(19,715)	(19,715)
Balances at December 31, 2006	67,830	68	306,214	—	(160)	(1,015)	14	(285,586)	19,695	$(19,638)
Stock-based compensation	—	—	1,695	—	—	—	—	—	1,695
Makos acquisition	667	1	306	—	—	—	—	—	307
Springbox acquisition	714	—	549	—	—	—	—	—	549
Proceeds from issuance of common stocks, net of issuance cost	28,964	29	10,131	—	—	—	—	—	10,160
Issuance of common stock upon the exercise of stock options	1,041	1	749	—	—	—	—	—	750
Unrealized gain on investments	—	—	—	—	—	—	(5)	—	(5)	$(5)
Net loss	—	—	—	—	—	—	—	(13,524)	(13,524)	(13,524)
Balances at December 31, 2007	99,216	$99	$319,644	$—	(160)	$(1,015)	$9	$(299,110)	$19,627	$(13,529)

The accompanying notes are an integral part of these consolidated financial statements.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2007	2006	2005
Cash flows from operating activities:
Net loss	$(13,524)	$(19,715)	$(10,592)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock-based compensation charges	1,695	2,044	1,781
Impairment of goodwill and other intangible assets	—	10,655	7,778
Depreciation and amortization	2,315	1,242	1,548
Provision for bad debt	(7)	24	78
Changes in fair values of warrants to purchase common stock	3,318	(515)	(1,204)
Amortization of debt discount and issuance costs	567	690	996
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(2,864)	1,296	223
Related party accounts receivable	—	6	20
Prepaid expenses	(174)	—	(17)
Accounts payable	2,308	(1,092)	(707)
Accrued expenses	(207)	(336)	(1,031)
Deferred revenues	101	(108)	(253)
Related party deferred revenues	—	(29)	(4,578)
Other	—	36	—
Net cash used in operating activities	(6,472)	(5,802)	(5,958)
Cash flows from investing activities:
Proceeds from sales and maturities of marketable securities	2,775	12,153	10,290
Purchases of marketable securities	(2,977)	(9,572)	(10,112)
Change in restricted cash	(227)	(8)	138
Purchases of property and equipment	(664)	(450)	(389)
Acquisition of Makos, net of cash acquired	(378)	—	—
Acquisition of Springbox, net of cash acquired	(4,548)	—	—
Purchases of patents	(97)	(237)	(72)
Acquisition of Unicast	—	—	(512)
Net cash (used in) provided by investing activities	(6,116)	1,886	(657)
Cash flows from financing activities:
Proceeds from issuance of common stock and warrants net of issuance costs	15,308	—	6,789
Repayment of subordinate notes	(165)	(450)	—
Repayment of Unicast debt	(389)	(324)	—
Repayment Makos line of credit	(141)	—	—
Payment of issuance costs on convertible notes	—	—	(61)
Proceeds from exercise of stock options	750	2,407	517
Net cash provided by financing activities	15,363	1,633	7,245
Effect of exchange rates changes on cash	—	—	3
Net increase (decrease) in cash and cash equivalents	2,775	(2,283)	633
Cash and cash equivalents at beginning of year	4,154	6,437	5,804
Cash and cash equivalents at end of year	$6,929	$4,154	$6,437

The accompanying notes are an integral part of these consolidated financial statements.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2007	2006	2005
Supplemental disclosure of cash flow activities:
Cash paid during the year for income taxes	$52	$78	$64
Cash paid during the year for interest	239	237	226
Net assets acquired in Makos acquisition
Accounts receivable, net	171	—	—
Other assets	10	—	—
Fixed assets	21	—	—
Goodwill and intangible assets	971	—	—
Accounts payable and accrued expenses	201	—	—
Makos line of credit	240	—	—
Deferred revenue	47	—	—
Net assets acquired in Springbox acquisition
Accounts receivable, net	1,622	—	—
Other assets	14	—	—
Fixed assets	510	—	—
Intangible assets	6,517	—	—
Accounts payable and accrued expenses	733	—	—
Purchase price liability	2,818	—	—
Deferred revenue	16	—	—
Net assets acquired in Unicast acquisition
Accounts receivable, net	—	—	2,056
Prepaids	—	—	7
Other assets	—	—	22
Fixed assets	—	—	128
Intangible assets	—	—	6,547
Accounts payable and accrued expenses	—	—	(3,578)
Unicast debt	—	—	(1,702)
Supplemental disclosure of non-cash investing and financing activities:
Non-cash cost of acquisitions
Common stock	1	—	1
Paid-in capital	855	—	2,967
Unrealized gain (loss) on marketable securities	5	21	(6)
Stock issuance costs accrued and not yet paid	—	—	25
Capital contribution resulting from restructuring of note payable	—	—	458
Issuance of warrants in conjunction with stock issuance	—	—	901
Purchase of property and equipment accrued and not yet paid	—	3	85

The accompanying notes are an integral part of these consolidated financial statements.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Business and Organization

Overview. Enliven Marketing Technologies Corporation (“Enliven” or the “Company”) is an Internet marketing technology company that focuses on using its technical capabilities to help marketers effectively promote their products online. Enliven provides a full suite of digital products, services and consulting for internet marketers. Enliven employs its visualization technology to drive powerful customer-facing marketing tools that enable marketers to showcase complex products in a simple way, and allows for user interaction. After obtaining stockholder approval in December 2007, the Company changed its name from Viewpoint Corporation to Enliven Marketing Technologies Corporation.

Enliven offers an online advertising campaign management and deployment product known as the Unicast Advertising Platform or “UAP”. UAP permits publishers, advertisers, and their agencies to manage the process of deploying online advertising campaigns. This process includes creating the advertising assets, selecting the sites on which the advertisements will be deployed, setting the metrics (ad rotation, the frequency with which an ad may be deployed, and others) associated with the campaign, ad deployment, and tracking of campaign results. UAP enables users to manage advertising campaigns across many sites.

On January 3, 2005 Enliven purchased all the outstanding stock of Unicast Communications Corp. (“Unicast”), a leader in the delivery of interstitial and superstitial video Internet advertisements. Unicast delivered video advertisements for its customers using a format that complemented Enliven’s in-page and in-stream video advertising provided by AirTime. Additionally, Unicast generated monthly revenues from dozens of advertisers who purchased advertising on some of the Internet’s most active websites including Microsoft’s MSN, Yahoo! and America Online. The addition of Unicast significantly accelerated the Company’s growth in its advertising systems segment.

In 2004, Enliven entered the internet search business by launching a toolbar search product which the Company calls the “Toolbar” and executed a search advertising agreement with Yahoo!, which has subsequently been amended. The agreement provides that Yahoo! is the exclusive provider of search results for the Company’s Toolbar through March 2009. Yahoo! pays a variable fee per month for the access to the Company’s distribution and the exclusive rights to display search results to the Toolbar. This variable fee is based on users’ clicks on sponsored advertisements included in the search results provided by Yahoo!, through the Toolbar. The Toolbar’s search results are provided by Yahoo!, who collects a fee from the advertiser and remits a percentage of the fee to Enliven. Revenue generated is a function of the number of Toolbars performing searches, the number of searches that are sponsored by advertisers, the number of advertisements that are clicked on by Toolbar searchers, the rate advertisers pay for those advertisements, and the percentage retained by Yahoo! for providing the results.

On April 30, 2007, the Company completed the acquisition of Makos Advertising, L.P. (“Makos”). Makos is an Austin, Texas based full service creative agency that specializes in broadcast and video advertising, branding and graphic design. Makos will enhance the Company’s ability to better serve clients who require cross-platform advertising support including broadcast video. Furthermore, Makos provides the Company the opportunity to offer strategic marketing and creative services to their clients, including campaign concepting and execution, broadcast production and in-house digital advertising production services which will greatly enrich the suite of services offered by the Ad Serving product group.

On October 18, 2007, the Company entered into a Purchase Agreement to acquire all of the outstanding partnership interests of Springbox, Ltd. (“Springbox”), an interactive marketing firm located in Austin, Texas, with digital web marketing and creative solutions. The acquisition of Springbox provides the Company with the ability to enhance the Company’s web based product offerings in order to meet the demand for creative digital and Internet solutions. In addition, Springbox provides content management technology that the Company will leverage across the Unicast ad platform providing customers with the ability to create integrated offerings that combine digital marketing with premium rich media ad content and delivery capabilities.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Enliven also provides fee-based professional services for creating content and implementing visualization solutions. Clients include both content-related licensees and advertisers who use UAP as well as internal services provided to our marketing team. The professional services group uses the Enliven platform, as well as a spectrum of tools and other technologies to create enhanced rich media solutions for a client’s particular purpose, whether over the web, intranet systems or offline media and applications. Enliven provides the support its clients need to implement the rich media content, to fully utilize the enhanced software, or to maximize the branding potential of the advertising opportunity. With the addition of Makos, a full service creative agency, in April 2007 the Company began offering broadcast and video advertising content, branding and graphic design. In October 2007, the Company completed the acquisition of Springbox, an Austin-based interactive marketing firm with expertise in digital web marketing firm with expertise in digital web marketing and creative solutions. The Springbox acquisition will enable the Company to offer a unique blend of web marketing and rich media services. Clients supported during 2007 include LG, America Online, Toyota Motor Services, General Electric and Honda.

2. Summary of Significant Accounting Policies

Basis of Presentation

The consolidated financial statements include the accounts of Enliven and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Liquidity

The Company has incurred since its inception net losses and negative cash flows from operations, and expects such conditions to continue for the foreseeable future. As of December 31, 2007, the Company had an accumulated deficit of $299 million and historically it has financed its operations primarily from the issuance of debt and equity securities. During 2007 the Company raised approximately $16.0 million, including $11.0 million in October 2007 (“October 2007 Financing”), from the issuance of common stock and warrants and used cash and cash equivalents of $6.5 million in operations, $6.2 million in investing activities and $0.7 million to reduce debt. The Company had cash, cash equivalents and marketable securities of $7.2 million at December 31, 2007. Prior to the October 2007 Financing, management estimated that the Company did not have adequate liquidity to fund operations beyond one year. As the result of the October 2007 Financing, management now estimates that there is sufficient liquidity, subject to the Company’s common stock remaining listed on a national stock exchange, to fund operations beyond March 31, 2009; however, as discussed in more detail below, if the Company’s common stock is delisted on March 28, 2009 this would trigger a violation of a debt covenant and $3.4 million of subordinated debt would become due immediately which based on current estimates the Company would be unable to pay this obligation. In addition, should the Company experience unforeseen increases in expenditures or should estimated revenues not materialize, these conditions could significantly impair the ability of the Company to fund future operations. Should the Company experience unanticipated losses or expenditures that exceed current estimates, management would implement a cost reduction plan, that includes a reduction in work force as well as reductions in overhead costs and capital expenditures, and/or attempt to raise additional debt or equity financing. There can be no assurance that the Company will achieve or sustain positive cash flows from operations or profitability. If the Company seeks additional debt or equity financing, there is no assurance that such financing will be available on reasonable terms, if at all, and any financing obtained may contain covenants that restrict the ability of management to operate the business or may have rights, preferences or privileges senior to the Company’s common stock and may dilute current stockholders of

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

the Company. If the Company is unable to maintain adequate liquidity, future operations will need to be scaled back or discontinued.

As discussed in more detail in Note 9, the Company’s outstanding subordinated note contains a covenant that requires that the Company’s common stock remain listed on a national stock exchange. If the Company’s common stock is delisted, the face value of the note, $3.4 million, becomes due immediately. In March 2007, the subordinated note holder waived the requirement that the Company’s common stock remain listed on a national stock exchange until December 31, 2008. On February 15, 2008 the Company’s common stock closed below the minimum $1.00 per share requirement necessary to remain listed on The NASDAQ Capital Market. In the event the Company’s common stock price continues to trade below a $1.00 per share for approximately 13 consecutive months, the common stock could be delisted on March 28, 2009.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates impact the follow transactions or account balances: stock compensation, revenue, receivables, liabilities, warrants, goodwill, intangibles and fixed assets. In addition, the Company currently estimates that it will have adequate liquidity to fund operations beyond one year from December 31, 2007. Such estimate is based on projected revenues, expenses and timing of various payments. Should unforeseen events occur or should actual results differ from current estimates, the Company maybe unable to meet payment obligations as they come due which would have a material adverse impact on the Company’s operations.

Net Loss Per Common Share

Basic net loss per common share is computed using the weighted average number of outstanding shares common stock. Diluted per share data is computed using the weighted average number of outstanding shares of common stock increased by the weighted average of dilutive common stock equivalent shares using the treasury stock method. Dilutive per share data has been omitted since such amounts are anti-dilutive. Common equivalent shares related to stock options and warrants totaled 18.7 million, 10.6 million and 13.9 million for each of the three years in the period ended December 31, 2007, respectively.

Cash Equivalents and Marketable Securities

The Company considers all highly liquid investments purchased with an original maturity of three months or less at date of acquisition to be cash equivalents.

The Company considers its marketable securities portfolio available-for-sale as defined in SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities.” These available-for-sale securities are accounted for at their fair value, and unrealized gains and losses on these securities are reported as a separate component of stockholders’ equity. The cost of an investment is determined based on specific identification. Realized gains or losses on marketable securities were not material for all periods presented.

The Company invests its cash in accordance with a policy that seeks to maximize returns while ensuring both liquidity and minimal risk of principal loss. The policy limits investments principally to certain types of instruments issued by institutions with investment grade credit ratings, and places restrictions on maturities and concentration by type and issuer. The majority of the Company’s portfolio

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

is composed of fixed income securities that are subject to the risk of market interest rate fluctuations, and all of the Company’s marketable securities are subject to risks associated with the ability of the issuers to perform their obligations under the instruments although the Company expects all issuers to perform their obligations.

Restricted Cash

Included in restricted cash at December 31, 2007 and 2006 was $0.4 million and $0.2 million, respectively, which was pledged as collateral to secure a letter of credit used for a security deposit on the Company’s New York facility.

Goodwill and Intangible Assets

Goodwill is not amortized, however, it is subject to impairment tests annually, or earlier, if indicators of potential impairment exist, using a fair-value-based approach in order to estimate the reporting unit’s enterprise value. When evaluating goodwill for potential impairment, the Company first compares the fair value of each reporting unit, based on market comparables or discounted cash flow, with its carrying amount. If the estimated fair value of the reporting unit is less than its carrying amount, an impairment loss calculation is prepared. The impairment loss calculation compares the implied fair value of the reporting unit goodwill with the carrying amount of that goodwill. An impairment loss is recognized in an amount equal to the excess of the carrying amount of the reporting unit goodwill over the implied fair value of that goodwill. In determining fair value of the reportable units and the impairment amount, we consider estimates and judgments that affect the future cash flow projections as well as comparable companies. Actual results may differ from these estimates under different assumptions or conditions.

All other intangible assets continue to be amortized over their estimated useful lives using the straight-line method and are assessed for impairment under SFAS No.144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” (“FAS 144”)

Property and Equipment

Property and equipment are stated at cost less accumulated depreciation. Assets are depreciated on the straight-line method over their estimated useful lives, which range from 3 to 5 years. Computer hardware and software is depreciated over 3 years, while furniture is depreciated over 5 years. Leasehold improvements are amortized over the shorter of the life of the lease or the life of the asset. Upon sale, any gain or loss is included in the consolidated statements of operations. Maintenance and minor replacements are expensed as incurred. Property and equipment are assessed for impairment under FAS 144.

Software Development Costs

In accordance with SFAS No. 86, “Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed,” the Company provides for capitalization of certain software development costs once technological feasibility is established. To date, the establishment of technological feasibility of the Company’s products and general release have substantially coincided. As a result, the Company has not capitalized any internal software development costs since costs qualifying for such capitalization have not been significant.

Software Developed for Internal Use

In accordance with SOP No. 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use,” and EITF 00-02 “Accounting for Web Site Development Costs,” the

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company capitalizes certain costs for software, consulting services, hardware and payroll-related costs incurred to purchase or develop internal-use software or website development, during the application development stage. The Company expenses costs incurred during preliminary project assessment, research and development, re-engineering, training, and application maintenance.

Stock-Based Compensation

The Company has adopted the provisions of FAS No. 123R, “Share-Based Payment” which replaced FAS 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25 (“APB 25”), “Accounting for Stock Issued to Employees,” as of January 1, 2006. The provisions of FAS 123R require a company to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award. That cost is recognized in the statement of operations over the period during which an employee is required to provide service in exchange for the award. The determination of the fair value of stock-based payment awards on the date of grant using the Black-Scholes option pricing model is affected by the Company’s stock price as well as assumptions regarding a number of complex and subjective variables. These variables include the Company’s expected stock price volatility over the term of the awards, actual and projected employee stock option exercise behaviors resulting in an estimated term, risk-free interest rate, and expected dividends. FAS 123R also amends FASB Statement No. 95, “Statement of Cash Flows,” to require that excess tax benefits, as defined, realized from the exercise of stock options be reported as a financing cash inflow rather than as a reduction of taxes paid in cash flow from operations. As a result of the uncertainty regarding the Company’s ability to utilize its deferred tax assets, the impact of “wind fall” tax benefits on the accompanying financial statements was immaterial. A change in volatility and term could significantly increase or decrease operating expenses.

The Company elected the modified-prospective method, under which prior periods are not revised for comparative purposes. The valuation provisions of SFAS 123R apply to new grants or modification, subsequent to January 1, 2006 and to grants that were unvested as of the effective date. Unamortized compensation costs for unvested grants that were outstanding as of the effective date will be expensed over the remaining service period using the amount estimated for the FAS 123 pro forma disclosures.

The Company estimated the expected term of options granted in accordance with the Staff Accounting Bulletin (“SAB”) 107. The Company estimated the volatility of the Company’s common stock by using the historical volatility of the Company’s common stock over the expected term. The Company based the risk-free interest rate used in the option valuation model on U.S. Treasury zero-coupon issues with remaining terms similar to the expected term on the options. The Company does not anticipate paying cash dividends in the foreseeable future and therefore uses an expected dividend yield of zero in the option valuation model. The Company is required to estimate forfeitures at the time of grant and revise those estimates in subsequent periods if actual forfeitures differ from those estimates. All stock- based payment awards are amortized on a straight-line basis over the requisite service periods of the awards, which are the vesting periods.

The adoption of FAS 123R had a material impact on our consolidated results of operations. The table below summarizes the assumptions used to determine the fair value of stock-based awards using the Black-Scholes option pricing model:

	Year Ended December 31,
	2007	2006	2005
Risk-free interest rate	4.06–5.00%	4.67–5.07%	4.40%
Dividend yield	—	—	—
Volatility factor	1.35–1.39	1.32–1.35	1.00
Weighted average expected life in years	3.87–4.11	4.52–4.7	2.4

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The following summarizes the weighted average fair value of options granted during the years ended December 31, 2007, 2006, and 2005:

Options Outstanding
2007	2006	2005
$0.59	$1.41	$1.91

The Company’s pro forma net loss and net loss per common share would approximate the following had the Company adopted FAS No. 123 “Accounting for Stock-Based Compensation” are below (in thousands, except per share amounts). During the year ended December 31, 2007 and 2006, the Company recognized stock compensation as the result of adopting FAS 123R of $1.7 million and $2.0 million respectively which increased the basic loss per share by $.02 and $.03 respectively. The results of 2007 and 2006 have been intentionally omitted as the Company adopted FAS No. 123R in 2006:

December 31,
2005
Net Loss	$(10,592)
Add: Stock-based employee expense included in reported net loss, net of related tax effects	1,781
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	(4,159)
Pro form—net loss	$(12,970)
Basic and diluted net loss per share—as reported	$(0.18)
Basic and diluted net loss per share—pro forma	$(0.22)
Weighted average number of shares outstanding—basic and diluted	58,631

In 2006 and 2007, the Company issued retention options to certain employees that cliff vest after three years. The options were valued using the same assumptions in the above table, but due to their three-year cliff vesting, the Company estimated a forfeiture rate against those options of 64% based on employment term history. The Chief Executive Officer’s employment agreement provides for the grant of performance based options based on criteria set annually by the Compensation Committee of the Board of Directors. As of December 31, 2007, there were no outstanding performance based options.

As of December 31, 2007, there was $2.8 million of unrecognized compensation cost related to non-vested stock-based payments granted to Company employees. Subject to forfeitures, the unrecognized compensation cost will be expensed as shown in the following table,

Period	Amount (in thousands)
2008	$1,583
2009	$1,044
2010	$149

$2,776

Share-based compensation expense recognized during the years ended December 31, 2007 and 2006 included (1) compensation expense for awards granted prior to, but not yet fully vested as of January 1, 2006, as the Company elected the modified prospective method pursuant to the provision of FAS 123R and (2) compensation expense for the share-based payment awards granted or modified subsequent to December 31, 2005, based on the grant date fair values estimated in accordance with the provisions of SFAS No. 123R.

On August 25, 2005, the Company entered into a separation agreement with its Chief Executive Officer whereby the officer’s employment with the Company would end on September 15, 2005. The separation agreement also modified the terms to extend the life of 2.1 million vested options at the date

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

of separation from three months to two years. The Company recorded an expense of $1.1 million in 2005 in correction with this modification.

On June 30, 2005, upon termination of an executive officer, a prior modification to the executive’s options was determined to be beneficial to the executive. In accordance with FIN 44, on that date, the Company recorded a non-cash compensation charge of $0.6 million. In addition, on June 30, 2005, another employee became a consultant of the Company. As the option plan allowed for this transfer in duties, no modification expense was recognized, but the Company began to account for the options outstanding at fair market value in accordance with EITF 96-18 “Accounting for Equity Instruments That Are Issued To Other Than Employees for Acquiring or in Conjunction With Selling Goods or Services,” and recognized a compensation expense of $0.1 million.

Foreign Currency Translation

The functional currency of each of the Company’s foreign subsidiaries is its local currency. Financial statements of these foreign subsidiaries are translated to U.S. dollars for consolidation purposes using current rates of exchange for assets and liabilities and average rates of exchange for revenues and expenses. The effects of currency translation adjustments are included as a component of accumulated other comprehensive income (loss) in the statements of stockholders’ equity. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, are included in other income in the statements of operations. Overseas operations were immaterial for all periods presented.

Revenue Recognition

The Company recognizes revenue in accordance with Statement of Position (“SOP”) 97-2, “Software Revenue Recognition,” and Staff Accounting Bulletin (“SAB”) No. 104 “Revenue Recognition Financial Statements.” Accordingly, the Company recognizes revenue when the following criteria are met: (a) persuasive evidence of an arrangement exists, (b) delivery has occurred or services have been rendered, (c) the Company’s fee is fixed or determinable, and (d) collectibility is reasonably assured.

The Company generates revenues through four sources: (a) advertising systems, (b) search advertising, (c) services, and (d) software licenses. Advertising systems revenue is generated by charging customers to host and/or deliver advertising campaigns based on a cost per thousand (“CPM”) impressions. Search Advertising revenue is an extension of the Company’s licensing revenue, and is derived from a share of the fees charged by Yahoo! to advertisers who pay for sponsored links when a customer clicks on the paid link on the results provided by the Toolbar. Service revenues, including services provided by Makos and Springbox, are generated from fee-based professional services, customer support services (maintenance arrangements), and training services performed for customers. License revenues are generated from licensing the rights to use products directly to customers.

The Company offers an online advertising system campaign management and deployment product. This system permits publishers, advertisers, and their agencies to manage the process of deploying online advertising campaigns. The Company charges customers on a cost per thousand (“CPM”) impression basis, and recognizes revenue when the impressions are served, so long as all other revenue recognition criteria are satisfied. The Company also purchases media space from web-site publishers and re-sells that space to its advertising customers. The Company acts as a principal party in the transaction, assumes the title to the media space purchased, and assumes the risks of collection and therefore recognizes the entire amount billed to the customer as revenue, and the cost of the media space as cost of sales.

The Company executed a search advertising agreement in 2004 with Yahoo!, which has subsequently been amended. The agreement provides that Yahoo! is the exclusive provider of search

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

results for the Toolbar through March 2009. Yahoo! pays a variable fee per month for the access to the Company’s distribution and the ability to display search results to the Toolbar. This variable fee is based on users’ clicks on sponsored advertisements included in the search results provided by Yahoo!, through the Toolbar. The Toolbar’s search results are provided by Yahoo!, who collects a fee from the advertiser and remits a percentage of the fee to Enliven. Revenue generated is a function of the number of Toolbars performing searches, the number of searches that are sponsored by advertisers, the number of advertisements that are clicked on by Toolbar searchers, the rate advertisers pay for those advertisements, and the percentage retained by Yahoo! for providing the results.

The Company has a creative services group that builds content in the Enliven format for customers. The Company charges customers fees for these services based on time and materials to complete a project for the customer. Springbox revenue relating to projects is recognized on a completed-contract basis. Springbox revenue relating to retainers is recognized ratibly over the term of the contract. Revenue from other services activities is recognized on a proportional performance method if all other revenue recognition criteria are satisfied. Under the proportional performance method, revenue is recognized based on the level effort expended to date compared to total estimated level of effort for the entire project. Estimates are reviewed quarterly, and differences are adjusted in the period they are found. If the actual cost to complete is not consistent with the original estimates, revenues may be materially different than initially recorded. Historically, the Company’s estimates have been consistent with actual costs.

During 2005, Enliven announced that for all non-special purpose licenses, it was discontinuing the practice of charging customers a license fee for the use of the Company’s Media Player and related technologies. The Media Player will no longer require a broadcast key to display content, thereby giving all developers free access to the Enliven Technology. However, the Company will still charge for certain licenses requiring customization. Software license revenues from direct customers included sales of perpetual and term-based licenses for broadcasting digital content in the Company’s format. Fees from licenses sold together with fee-based professional services were generally recognized as revenue upon delivery of the software, provided that the payment of the license fees were not dependent upon the performance of the services, and the services were not essential to the functionality of the licensed software. If the services were essential to the functionality of the software, or payment of the license fees were dependent upon the performance of the services, both the software license and service fees were recognized in accordance with SOP 81-1 “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” The proportional performance method were used for those arrangements in which reasonably dependable estimates were available. If reasonably dependable estimates were not available due to the complexity of the services to be performed, the Company deferred recognition of any revenues for the project until the project was completed, delivered and accepted by the customer, provided all other revenue recognition criteria were met and no further significant obligations exist. For arrangements involving multiple elements, the Company defers revenue for the undelivered elements based on vendor specific objective evidence (“VSOE”) of the fair value of the undelivered elements and recognizes the difference between the total arrangement fee and the amount deferred for the undelivered elements as revenue. The determination of VSOE in multiple element arrangements is based on the price charged when the same element is sold separately. For maintenance and technical support elements, the Company uses renewal rates to determine the price when sold separately.

Standard terms for service arrangements, which are typically billed and collected on an installment basis, require final payment within 90 days of completion of the services. Standard terms for license arrangements required payment within 90 days of the contract date, which typically coincided with delivery. Probability of collection is based upon the assessment of the customer’s financial condition through the review of their current financial statements and/or credit reports. For follow-on sales to existing customers, prior payment history is also used to evaluate probability of collection. The

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Company’s arrangements with customers do not contain product return rights. If the fee is not fixed or determinable, revenue is recognized as payments become due or as cash is received from the customer assuming all other revenue recognition requirements have been met. If a nonstandard acceptance period is required, revenues are recognized upon the earlier of customer acceptance or the expiration of the acceptance period.

Income Taxes

The Company accounts for income taxes using the liability method as required by SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred income taxes are determined based on the differences between the financial statement and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

In 2007, the Company adopted the provision of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (“FIN 48”). Since the Company does not have any uncertain tax positions, the implementation of FIN 48 did not have a material impact on its consolidated financial statements. At December 31, 2007 there were no accrued liabilities for tax-related interest and penalties, which the Company recognizes as interest expense and general and administrative expense, respectively, as incurred. Since the Company has incurred net losses for tax purposes since inception, all tax years remain open to examination by major taxing jurisdictions, which are the federal government and states of New York and California.

Concentration of Risk

The Company is subject to concentration of credit risk and interest rate risk related to cash, cash equivalents, marketable securities, accounts receivable, and restricted cash. Credit risk is managed by limiting the amount of marketable securities placed with any one issuer, investing in high-quality marketable securities and securities of the U.S. government and limiting the average maturity of the overall portfolio. The Company at times maintained balances with various financial institutions in excess of the federally insured limits.

Carrying amounts of financial instruments held by the Company, which include cash and cash equivalents, marketable securities, accounts receivable, accounts payable, long-term debt, and accrued expenses, approximate fair value.

Comprehensive Loss

Comprehensive income (loss) is defined as the change in equity during a period from transactions and other events and circumstances from non-owner sources. Net income (loss) and other comprehensive income (loss), which includes foreign exchange translation adjustments and unrealized gains and losses on marketable securities, are reported net of their related tax effect, to arrive at comprehensive income (loss). Comprehensive loss for each of the years in the three year period ended December 31, 2007 is included within the Consolidated Statements of Stockholders Equity and Comprehensive Loss.

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements (“FAS 157”). FAS157 establishes a framework for measuring fair value and expands disclosures about fair value measurements. The changes to current practice resulting from the application of this Statement relate to the definition of fair value, the methods used to measure fair value, and the expanded disclosures about fair value measurements. For financial instruments recorded within the financial statements at fair

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

value, we will be required to adopt the provisions of FAS 157 beginning with our first quarter ending March 31, 2008. The remaining aspects of FAS 157 will be adopted for years beginning after November 15, 2008. We do not believe that the adoption of the provisions of FAS 157 will materially impact our consolidated financial statements.

In February 2007, FASB issued FAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities Including an Amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value. FAS 159 is effective for fiscal years after November 15, 2007. We are currently evaluating the impact of adopting FAS 159 on our financial statements.

In December 2007, the FASB issued SFAS No. 141R, Business Combinations, which requires, among other things, the acquiring entity in a business combination to recognize the full fair value of the assets acquired, liabilities assumed and any noncontrolling interest as of the acquisition date; the immediate expense recognition of transaction costs; and accounting for restructuring plans separately from the business combination. This Statement applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. Early adoption is not allowed. This standard will impact our accounting treatment for future business combinations.

In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of Accounting Research Bulletin No. 51 (“FAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained noncontrolling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. FAS 160 is effective as of the beginning of an entity’s fiscal year that begins after December 15, 2008. The Company is currently evaluating the potential impact, if any, of the adoption of FAS 160 on our consolidated financial position, results of operations and cash flows.

3. Acquisitions

Springbox, Ltd.

On October 18, 2007, the Company entered into a purchase agreement to acquire all of the outstanding partnership interests of Springbox, an interactive marketing firm located in Austin, Texas, with digital web marketing and creative solutions. The acquisition of Springbox provides the Company with the ability to enhance the Company’s web based product offerings in order to meet the demand for creative digital and Internet solutions. Springbox provides creative solutions that can be leveraged across the Unicast ad platform and integrated with our Premium Rich Media ad delivery capabilities. The transaction closed on October 31, 2007, and the Company assumed ownership of Springbox as a wholly owned subsidiary at that date and the operating results of Springbox are included in the consolidated operating results of the Company for the two months ended December 31, 2007. The aggregate purchase price for the acquisition was approximately $5.5 million.

Under the terms of the purchase agreement, the Company paid at closing approximately $5.0 million in cash and issued 0.7 million shares of its common stock. The shares were valued at $0.79, which was the market price at the closing date of the acquisition (based on a formula defined in the purchase agreement). The amount of cash payable by the Company is subject to adjustment based on the net book value of Springbox as of the closing date of the transaction and (ii) the subsequent receipt by the Company of accounts receivable outstanding on the closing date of the transaction. In addition, the sellers of Springbox are entitled to contingent consideration up to as much as 5 million shares of

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

common stock based on future operating results (“earn-out”). The Company has the option to pay cash or shares of its common stock in order to satisfy any obligation pursuant to the earn-out. The terms of the purchase agreement provide for the payment of 95% of the earn-out regardless of whether the selling stockholders stay employed with the Company and under certain conditions 100% of the earn-out is payable regardless of continued employment by the selling stockholders; accordingly, such amounts will accounted for as additional purchase price. Any amounts payable under the earn-out not deemed to be additional purchase price will be expensed as employee compensation in the period that payment becomes probable. The fair value of acquired assets exceeded the fair value of assumed liabilities and the purchase price by approximately $2.8 million. Such amount will be accounted for in accordance with paragraph 46 of SFAS 141, Business Combinations which requires that such amount be recognized as a liability (“Springbox Accrual”). This liability will be reduced by any payments under the earn-out. If amounts payable under the earn-out exceed the Springbox Accrual, such amount will be accounted for as goodwill. If the amount payable under the earn-out is less than the Springbox Accrual, such amount will be allocated as a pro rata reduction of the amounts assigned to certain acquired assets.

The Company recorded acquired assets and liabilities at their fair value on the date of the acquisition. The remaining useful life of acquired tangible assets was determined to be two to seven years. Intangible assets acquired included non-competition and employment agreements, trade name asset, and customer list. The intangible assets were determined to have a life of two to six years.

The following table summarizes amounts recorded associated with the Springbox acquisition, based upon the consideration paid.

(in thousands)
Cash	$412
Accounts receivable	1,622
Prepaid expenses	14
Property and equipment	510
Intangible assets (note 7)	6,517
Total assets acquired	9,075
Less: liabilities assumed	(749)
Less: Springbox Accrual	(2,818)
Total purchase price	$5,508

The results of operations of Springbox for November and December 2007 are included in the accompanying consolidated statements of operations.

The following unaudited pro forma results of operations have been prepared assuming that the acquisition of Springbox occurred at the beginning of the periods presented. This unaudited pro forma financial information should not be considered indicative of the actual results that would have been achieved had the acquisition been completed on the date indicated and does not purport to indicate results of operations as of any future date or any future period.

	(unaudited)
	For the Year Ended December 31,
	2007	2006
	(in thousands)
Revenue	$23,293	$20,297
Net loss	(12,376)	(19,046)
Basic and diluted net loss per common share	$(0.15)	$(0.28)

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Makos Advertising, L.P.

On March 12, 2007, the Company entered into a Purchase Agreement to acquire all of the outstanding partnership interests of Makos. On April 30, 2007, the Company completed the acquisition. Makos is an Austin, Texas based full service creative agency that specializes in broadcast and video advertising, branding and graphic design. Makos will enhance the Company’s ability to better serve clients who require cross-platform advertising support including broadcast video. Furthermore, Makos provides the Company the opportunity to offer strategic marketing and creative services to their clients, including campaign concepting and execution, broadcast production and in-house digital advertising production services which will greatly enrich the suite of services offered by the advertising systems. The operating results of Makos are included in the consolidated operating results of the Company from May 1, 2007 to December 31, 2007.

In exchange for all of the outstanding partnership interests of Makos, the Company issued an aggregate of 0.7 million shares of Company common stock to the partners of Makos and paid $0.6 million in cash. The total purchase price was approximately $0.9 million.

The Company also paid off outstanding debt in the form of a line of credit owed by Makos in the amount of approximately $0.1 million and also assumed outstanding debt relating to second line of credit in the amount of approximately $0.1 million (“Line of Credit”).

Goodwill was determined based upon the excess of the fair value of common stock issued, cash paid and liabilities assumed less identifiable assets acquired. Since the acquisition of Makos is expected to benefit multiple reporting units, of the total goodwill recorded as the result of the acquisition, less than $0.1 million was allocated to the advertising systems segment and the balance was allocated to the services segment. The allocation was determined based on the relative increases in the fair value of the respective segment as the result of the acquisition. The following table summarizes amounts recorded in connection with the Makos acquisition:

(in thousands)
Cash	$178
Accounts receivable	171
Property and equipment	21
Intangible assets (note 7)	750
Goodwill	221
Other assets	10
Total assets acquired	1,351
Less: liabilities assumed	(488)
Total purchase price	$863

Unaudited pro forma results of operations for the years ended December 31, 2007 and 2006, assuming the Makos acquisition had occurred at the beginning of the respective years, have been intentionally omitted as the effects on the Company’s operating results for the corresponding periods was immaterial.

Unicast Communications Corp.

On January 3, 2005, the Company closed on a transaction to acquire all of the outstanding capital stock of Unicast. The transaction closed on January 3, 2005, and Enliven assumed ownership of Unicast as a wholly owned subsidiary at that date. The aggregate purchase price for the acquisition was $3.5 million. Unicast provided the Company with the ability to expand the Company’s product line into the ad serving video marketplace. Unicast delivered intersistial and superstitial video Internet

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

advertisements for it’s customers using a format that complemented Enliven’s in-page and in-stream video advertising.

Under the terms of the agreement, the Company issued an aggregate of 1.1 million shares of Company common stock, with a fair value of $3.0 million to the selling stockholders of Unicast and paid $0.4 million in cash and acquisition costs of $0.1 million. The Company also assumed negative net working capital from Unicast of $1.8 million.

Additionally, long-term debt issued by Unicast remains outstanding at the Unicast subsidiary level following the closing. This debt is comprised primarily of two notes. Unicast issued an unsecured promissory note dated February 27, 2004 in the principal amount of $1.0 million. This promissory note bears interest at 5% per annum, compounding annually, and matures in February 2011. No payments of principal or interest are due until the maturity date. In addition, Unicast issued an amended and restated secured promissory note dated February 27, 2004 in the principal amount of $2.0 million. This promissory note bears interest of 5% per annum and is collateralized by substantially all of the Unicast subsidiary’s assets. The Company will become an additional obligor under the promissory note and the Company’s assets will become additional collateral to secure the obligations if certain contingencies occur, such as the Company’s failure to operate the Unicast ad-serving business through the Unicast subsidiary or the ad-serving business fails to achieve certain revenue targets, which the Company has achieved through December 31, 2007. In March 2006, the Company began making monthly payments on the secured notes as required by the agreement. Unpaid principal and interest are payable in monthly installments through March 2011.

Enliven recorded all working capital assets and liabilities at their fair market value on the date of the acquisition.

Tangible equipment value was determined based on fair market value at the date of acquisition. The remaining useful life of this equipment was predominantly determined to be one year. Intangible values acquired included trademarks, acquired technology, website partner relationships and goodwill. Acquired technology was determined to have a life of three years while the other intangible values were determined to have a life of 5-10 years. Unicast had no in-process research and development.

Goodwill was determined based upon the residual value based upon fair value of the common stock issued, the cash paid plus the liabilities assumed less the identifiable asset values. None of the goodwill will be tax deductible. The following table summarizes amounts recorded associated with the Unicast transaction, based upon the consideration paid.

(in thousands)
Current assets	$2,097
Property and equipment	128
Intangible assets (note 7)	4,508
Goodwill	2,039
Total assets acquired	8,772
Less: liabilities assumed	(5,280)
Total purchase price	$3,492

The results of operations of Unicast are included in the Company’s Consolidated Statement of Operations beginning January 3, 2005.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

4. Private Placements of Common Stock and Warrants

October 2007 Raise

The Company entered into a Securities Purchase Agreement with certain accredited investors, dated as of October 18, 2007, pursuant to which the Company issued 15.7 million shares of its common stock in a private placement to such accredited investors at a purchase price of $0.70 per share. The investors in the transaction also received warrants to purchase an additional 4.7 million shares of common stock at an exercise price of $0.84 per share (subject to certain adjustments). The aggregate value of warrants to purchase the 4.7 million shares of common stock on date of issuance amounted to approximately $3.5 million. Aggregate proceeds received by the Company in connection with issuing the shares of common stock and warrants totaled approximately $11 million. In addition, pursuant to this private placement we issued warrants to the placement agent as compensation to purchase 0.3 million shares of common stock at an exercise price of $0.84 per share, and paid $0.7 million in issuance costs. The aggregate value of warrants to purchase the 0.3 million shares of common stock amounted to $0.2 million. (The 4.7 million warrants issued to accredited investors combined with the 0.3 million warrants issued to the placement agent are collectively referred to as “October 2007 Warrants”). All of the October 2007 warrants are not exercisable for six months following issuance and have an aggregate term of five and one-half years.

Of the gross proceeds of $11.0 million received from investors, approximately $5.0 million was used to purchase Springbox.

May 2007 Raise

The Company entered into a Securities Purchase Agreement with certain accredited investors, dated as of May 4, 2007, under which the Company issued 13.3 million shares of the Company’s common stock in a private placement to such accredited investors at a purchase price of $0.40 per share. The investors in the transaction also received warrants (“May 2007 Warrants”) to purchase an additional 3.3 million shares of common stock at an exercise price of $0.45 per share (subject to certain adjustments). The aggregate value of warrants to purchase 3.3 million shares of common stock on the date of issuance amounted to approximately $1.4 million. Aggregate proceeds received by the Company in connection with issuing the shares of common stock and the warrants totaled approximately $5.3 million. The warrants are not exercisable for six months following issuance and have an aggregate term of three and one-half years.

On May 7, 2007, in connection with the investment by DG FastChannel, Inc. of $4.3 million of the $5.3 million raised in the private placement referenced above, the Company announced that it had entered into a strategic partnership with DG FastChannel, Inc., the leading provider of digital media services to the advertising and broadcast industries. DG FastChannel, Inc. will integrate its media services platform with the Company’s Unicast advertising solutions technology to launch its latest advertising industry innovation by deploying a next-generation platform for managing and delivering both traditional and interactive advertising. Revenues generated from DG Fastchannel for the year ended December 31, 2007 were not material.

December 2005 Raise

In December 2005, the Company sold 5.1 million shares of common stock and warrants in a private placement to several investors for $5.1 million. The warrants were to purchase an additional 1.0 million shares of common stock at an exercise price of $1.20 per share with a term of three years. In addition, as compensation to the underwriter of this private placement the Company issued warrants to purchase 0.2 million shares of common stock at an exercise price of $1.20 per share with a term of five years, and paid $0.3 million in issuance costs (warrants issued in the private placement, including the warrants issued to the underwriter are collectively referred to as the “December 2005 Warrants”).

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

July 2005 Raise

In July 2005, the Company sold 1.3 million shares of common stock in a private placement to a holder of the Company’s subordinated debt for aggregate gross proceeds of $2.0 million.

Warrants

For financial reporting purposes, the terms and provisions of the October 2007 Warrants, the May 2007 Warrants and the December 2005 Warrants require that the Company record the fair value of the warrants as a liability at the time of issuance in accordance with SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” SFAS No. 150 “Accounting for Certain Financial Instruments with Characteristics of both Liabilites and Equity”, and EITF Issue No. 00-19 “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” Initial fair value assigned to the warrants at issuance in October 2007, May 2007 and December 2005 was $3.7 million, $1.4 million and $0.9 million respectively. At each balance sheet date subsequent to issuance, the carrying amount of warrants are adjusted to the current fair value using the Black-Scholes Method and any changes of the value of the warrants are included within operating results.

The table below summarizes outstanding warrants at December 31, 2007:

	Number (in thousands)	Exercise Price	Approximate Remaining Term (in years)
October 2007 Warrants	5,029	$0.84	5
May 2007 Warrants	3,313	$0.45	3
December 2005 Warrants	1,265	$1.20	1 to 3
Other outstanding warrants	57	$15.65	3
	9,664

5. Cash, Cash Equivalents and Marketable Securities

The cost and fair value of the Company’s cash, cash equivalents and marketable securities as of December 31, 2007, by type of security, contractual maturity, and its classification in the balance sheet, are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gain	Gross Unrealized (Loss)	Fair Value	Maturity
Type of security:
Cash	$4,773	$—	$—	$4,773
Money Market Funds	2,156	—	—	2,156
Equity Securities	99	9	—	108
U.S. Government Agencies	203	—	—	203	2008
	$7,231	$9	$—	$7,240
Classification in Balance Sheet:
Cash and Cash Equivalents	$6,929	$—	$—	$6,929
Marketable Securities	302	9	—	311
	$7,231	$9	$—	$7,240

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The cost and fair value of the Company’s cash, cash equivalents and marketable securities as of December 31, 2006, by type of security, contractual maturity, and its classification in the balance sheet, are as follows (in thousands):

	Amortized Cost	Gross Unrealized Gain	Gross Unrealized (Loss)	Fair Value	Maturity
Type of security:
Cash	$490	$—	$—	$490
Money Market Funds	3,164	—	—	3,164
Corporate Bonds and Notes	250	—	—	250	2007
Equity Securities	99	14	—	113
U.S. Government Agencies	250	—	—	250	2007
	$4,253	$14	$—	$4,267
Classification in Balance Sheet:
Cash and Cash Equivalents	$4,154	$—	$—	$4,154
Marketable Securities	99	14	—	113
	$4,253	$14	$—	$4,267

6. Property and Equipment

Property and equipment (including the acquisitions) consist of the following (in thousands):

	December 31,
	2007	2006
Computer equipment and software	$6,075	$5,542
Office furniture and equipment	1,356	1,173
Leasehold improvements	2,006	1,527
Website	108	108
	9,545	8,350
Less accumulated depreciation and amortization	(8,142)	(7,327)
	$1,403	$1,023

Depreciation and leasehold amortization expense for the years ended December 31, 2007, 2006, and 2005 was approximately $0.8 million, $0.6 million and $0.9 million, respectively.

7. Goodwill and Intangible Assets

Goodwill is subject to impairment tests annually, or earlier if indicators of potential impairment exist, using a fair-value-based approach. All other intangible assets are amortized over their estimated useful lives and are assessed for impairment under SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

At September 30, 2006 the Company determined that, based on a decline in operating performance during the third quarter of 2006 marked by a reduction of revenues from the automotive sector and slower growth in revenues from the development of other creative products and initiatives, the Services reporting unit had experienced an impairment of its allocated goodwill. The Company then performed the second step of the impairment test in accordance with SFAS No. 142 using a discount rate of 16% and a revenue growth rate of 5%. Following the completion of that step the Company recorded an impairment expense of $10.7 million.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

At December 31, 2005 the Company determined that, based upon a decline in operating performance during the fourth quarter of 2005, the Services reporting unit had experienced an impairment of its allocated goodwill. The Company then performed the second step of the impairment test in accordance with SFAS No. 142 using a discount rate of 18% and a revenue growth rate of 18%. Following the completion of that step the Company recorded an impairment expense of $7.8 million.

For the years ended December 31, 2007, 2006, and 2005, amortization expense amounted to $1.5 million, $0.7 million and $0.7 million, respectively.

A summary of changes in the Company’s goodwill by reporting unit and intangible assets during the year ended December 31, 2007 are as follows (in thousands):

	Goodwill
	Technology	Advertising Systems	Services	Total	Intangible Assets
Balance as of December 31, 2006	$10,206	$2,039	$2,637	$14,882	$3,689
Additions during period	$—	$41	$180	$221	$7,364
Amortization	$—	$—	$—	$—	$(1,500)
Balance as of December 31, 2007	$10,206	$2,080	$2,817	$15,103	$9,553

The changes in the carrying amounts of goodwill by reporting unit, and intangible assets for the year ended December 31, 2006, are as follows (in thousands):

	Goodwill
	Technology	Advertising Systems	Services	Total	Intangible Assets
Balance as of December 31, 2005	$10,206	$2,039	$13,292	$25,537	$4,131
Additions during period	$—	$—	$—	$—	$240
Impairment	$—	$—	$(10,655)	$(10,655)	$—
Amortization	$—	$—	$—	$—	$(682)
Balance as of December 31, 2006	$10,206	$2,039	$2,637	$14,882	$3,689

As of December 31, 2007 and 2006, the Company’s intangible assets and related accumulated amortization consisted of the following (in thousands):

		December 31, 2007			December 31, 2006
	Useful Life	Gross	Accumulated Amortization	Net	Gross	Accumulated Amortization	Net
Unicast Communications Corp.
Website Partner Relationships	10	$3,772	$(1,152)	$2,620	$3,772	$(778)	$2,994
Acquired Technology	3	410	(410)	—	410	(299)	111
Patents and Trademarks	5	326	(203)	123	326	(141)	185
Makos
Customer Relationships	2	200	(67)	133	—	—	—
Tradenames & URL’s	3	50	(11)	39	—	—	—
Non-compete Agreements	1	500	(333)	167	—	—	—
Springbox
Non-compete and Employment Agreements	2	4,972	(400)	4,572	—	—	—
Trade Name Asset	6	500	(8)	492	—	—	—
Customer Relationships	3	1,045	(59)	986	—	—	—
Other
Fotomat	3	134	(52)	82	134	(8)	126
Patents	8	535	(196)	339	438	(165)	273
Total Intangible Assets		$12,444	$(2,891)	$9,553	$5,080	$(1,391)	$3,689

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Amortization of intangible assets for the next five years and afterwards is estimated as follows,

Year	(thousands)
2008	$3,510
2009	3,269
2010	782
2011	486
2012	486
2013 and later	1,020
$9,553

8. Related Party Transactions

In May 2007, in connection with an investment by DG FastChannel, Inc. of $4.3 million in the May 2007 private placement, the Company announced that it had entered into a strategic partnership with DG FastChannel, Inc. Revenues generated from the strategic partnership will be related party revenue. For the year ended December 31, 2007, revenues generated from this agreement were immaterial (see Note 4).

During 2003, the Company issued a subordinate note to a related party (see note 9).

In 2003, the Company entered into an amended license agreement with AOL which provides for payments by AOL of $10.0 million which were all received during the fourth quarter of 2003. AOL had a representative on the Company’s Board of Directors until December 2003. The agreement contained multiple elements consisting of a perpetual broadcast license, a perpetual source code license, quarterly updates to the source code through December 2005, and maintenance and consulting services. The Company recognized the fee ratably as license and services revenue, through December 31, 2005, which represents the duration of the Company’s obligation for post-contract customer support of the source code element including quarterly upgrades and maintenance requirements. For the year ended December 31, 2005, revenues recognized for AOL totaled $4.5 million.

9. Debt

Subordinated Note

During 2003, the Company issued three subordinated notes (individually “Sub Note” collectively “Sub Notes”) with a face value of $3.5 million dollars. During 2006, the Company paid in full two of the Sub Notes by making a total payment of approximately $0.4 million thereby reducing the outstanding balance of the Sub Note to approximately $3.1 million. The Sub Note is uncollateralized and bears interest at a rate of 4.95% payable quarterly. As discussed in more details below, the Sub Note has been amended several times extending the due date and waiving a covenant. The Sub Note is now due on September 30, 2009. The Company recorded interest expense on these notes of $0.5 million, $0.5 million and $0.7 million for the years ended December 31, 2007, 2006 and 2005 respectively.

During 2005, the Sub Note was amended to extend the maturity date from March 31, 2006 to March 31, 2008. The Company accounted for this amendment as a nontroubled debt transaction in accordance with EITF Issue No. 96-19 “Debtor’s Accounting for a Modification or Exchange of Debt Instruments.” Pursuant to EITF 96-19, the Company was required to account for the modification as a debt extinguishment as it was determined that the terms of the Sub Note had changed substantially as the cash flows changed by more than 10%. The effective interest rate on the Sub Note was determined to be 23%. At the time of the amendment, the holder of the Sub Note owned 13% of the Company’s outstanding common stock and held a position on the Company’s Board of Directors. Therefore the holder of the Sub Note was considered a related party and the gain on extinguishment was accounted

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

for as a capital transaction. The Company recognized the gain on extinguishment of the Sub Note, net of certain fees paid in connection with the amendment, of approximately $0.5 million as an increase to the stockholders’ equity. In addition to the amendment of the Sub Note, the Company and the holder of the Sub Note entered into a stock purchase agreement, dated as of July 27, 2005, under which the Company issued 1.3 million shares of common stock in a private placement to the Sub Note holder at a purchase price of $1.55 per share resulting in aggregate gross proceeds of $2.0 million.

During March 2007, the Sub Note was amended a second time to extend the maturity date from March 31, 2008 to September 30, 2009. In addition the Sub Note holder agreed to waive the covenant that required the Company’s common stock to remain listed on a national stock exchange through December 31, 2008. In exchange for the second amendment, the Company made a payment of $0.2 million to the holder of the Sub Note during March 2007 and agreed to pay an additional $0.3 million at the maturity of the Sub Note. The additional $0.3 million due at the maturity of the Sub Note is being accounted for as additional debt discount and will be accrued using the interest method over the remaining life of the Sub Note. Following the guidance in EITF 02-4 “Determining Whether a Debtor’s Modification or Exchange of Debt Instruments is within the Scope of FASB Statement No 15,” the Company accounted for the second amendment to the Sub Note as a troubled debt transaction in accordance with Statement of Financial Accounting Standards No. 15 “Accounting by Debtors and Creditors for Troubled Debt Restructurings.” Pursuant to SFAS 15 and EITF 02-4, if the Company is deemed to be experiencing financial difficulty and the Company’s effective borrowing rate in the restructuring is decreased, the Sub Note holder is deemed to have granted a concession. At the time of the second amendment, the Company announced that there was substantial doubt as to its ability to continue as a going concern and therefore the Company was deemed to be experiencing financial difficulties. The Company also concluded that the effective borrowing rate was lowered. Accordingly, the Company accounted for the amendment as a troubled debt restructuring, and therefore, no change was made to the carrying value of the debt. In addition the interest expense over the remaining life of the note will be determined by an effective borrowing rate of 21%.

Unicast Notes

During 2005 the Company acquired Unicast and assumed debt which included an uncollateralized note with a principal amount of $1.0 million due in December 2011 at an interest rate of 5% per annum and a collateralized note with a principal balance of $1.8 million which matures in March 2011 and interest rate of 5% per annum. This note is collateralized by the assets of Unicast. The debt was discounted to its fair value based upon the prevailing interest rates at the date of the acquisition, the term of the debt, the interest provisions of the debt and the credit risk associated with repayment. Enliven will accrete the notes based upon the interest-method, including interest payment requirements through maturity.

The Company recorded interest expense on these notes of $0.3 million, $0.3 million and $0.3 million for the years ended December 31, 2007, 2006 and 2005 respectively. In March 2006, the Company began making monthly payments on the collateralized note as required by the agreement.

Line of Credit

As part of the acquisition of Makos, which was completed on April 30, 2007, the Company assumed a line of credit debt of $0.1 million with a commercial bank. The line of credit bears interest at the prime rate plus one and one-half percent annually and expires in June 2008.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The Company’s total carrying value of outstanding debt at December 31, 2007 and December 31, 2006 is as follows (amounts in thousands):

	December 31,
	2007	2006
Subordinated notes	$2,616	$2,456
Unicast notes	1,770	1,930
Line of Credit	99	—
	4,485	4,386
Less current portion	488	389
	$3,997	$3,997

The reconciliation of the carrying value to the face value of each note as of December 31, 2007, is as follows:

	Subordinated Notes	Unicast Notes	Line of Credit	Total
Book Value	$2,616	$1,770	$99	$4,485
Discount on long-term debt	734	267	—	1,001
Face value of the long-term debt	$3,350	$2,037	$99	$5,486

The maturity schedule for the Company’s debt subsequent to December 31, 2007 is as follows:

2008	$488
2009	3,739
2010	259
2011	1,000
$5,486

10. Employee Benefit Plans

401(k) Plan

In September 1995, the Company adopted a Defined Contribution Plan (the “401(k) Plan”). Participation in the 401(k) Plan is available to substantially all employees. Employees can contribute up to 20% of their salary, up to the Federal maximum allowable limit, on a before tax basis to the 401(k) Plan. Company contributions to the 401(k) Plan are discretionary. The Company made contributions totaling $0.1 million, to the 401(k) Plan during each of the years ended December 31, 2007, 2006, and 2005, respectively.

Stock Based Compensation

1995 Stock Plan

The Company’s 1995 Stock Plan (the “1995 Plan”) provides for the grant to employees (including officers and employee directors) of incentive stock options and for the grant to employees (including officers and employee directors), non-employee directors and consultants of nonstatutory stock options and stock purchase rights. As of December 31, 2007, options to purchase an aggregate of 2.8 million shares of common stock were outstanding under the 1995 Plan, with vesting provisions ranging up to four years. Options granted under the 1995 Plan are exercisable for a period of ten years. The ability to issue options out of this plan expired in 2005.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

1995 Director Option Plan

The Company’s 1995 Director Option Plan (the “Director Plan”) provides for an automatic grant of options to purchase shares of common stock to each non-employee director of the Company. Options granted under the 1995 Director Plan vest over one and one-half to four and one-half years and are exercisable for a period of ten years. As of December 31, 2007, 0.1 million options were outstanding under the 1995 Director Plan. The ability to issue options out of this plan expired in 2005.

1996 Nonstatutory Stock Option Plan

The Company’s 1996 Nonstatutory Stock Option Plan (the “1996 Nonstatutory Plan”) provides for the grant to employees (including officers and employee directors) and consultants of nonstatutory stock options and stock purchase rights. As of December 31, 2007, options to purchase an aggregate of 0.7 million shares of common stock were outstanding under the 1996 Nonstatutory Plan, with vesting provisions ranging up to four years. Options granted under the 1996 Nonstatutory Plan are exercisable for a period of ten years. The ability to issue options out of this plan expired in 2005.

2006 Equity Incentive Plan

The Company’s 2006 Equity Incentive Plan (the “2006 Equity Incentive Plan”) provides for the grant to employees (including officers and employee directors) and consultants of nonstatutory stock options, stock purchase rights and other forms of equity compensation. As of December 31, 2007, options to purchase an aggregate of 3.0 million shares of common stock were outstanding under the 2006 Equity Incentive Plan, with vesting provisions ranging up to four years. Options granted under the 2006 Equity Incentive Plan are exercisable for a period of up to ten years. At December 31, 2007, an aggregate of 1.5 million shares of common stock were reserved for future issuance under the 2006 Equity Incentive Plan.

The 1995 Plan, the Director Plan, 1996 Nonstatutory Plan, and the 2006 Equity Incentive Plan are collectively referred to as “Option Plans”.

Options Issued Outside the Option Plan

Historically, the Company has issued non-qualified stock options outside the Option Plans in connection with the hiring of certain personnel. The terms and conditions of the grants outstanding are similar to the terms and conditions of options granted under the 1996 Nonstatutory Plan, with the exception of their vesting, which varied. At December 31, 2007, 2.5 million shares were outstanding outside of the Option Plans.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Summary of All Outstanding Options

The following summarizes activity in all stock option plans for the year ended December 31, 2007 (in thousands, except per share data):

	Options	Options Outstanding
	Available for Grant	Number of Shares	Weighted Average Exercise Price
Options outstanding at December 31, 2006	3,289	9,322	$1.68
Granted—exercise price equal to fair value	(2,608)	2,608	0.70
Exercised	—	(1,041)	0.72
Cancelled	758	(758)	0.64
Cancelled—expired plan	—	(638)	1.69
Cancelled—non-plan options	—	(394)	1.04
Forfeitures	93	(93)	0.73
Options outstanding at December 31, 2007	1,532	9,006	$1.62

The following summarizes information about the Company’s stock options outstanding at December 31, 2007 (in thousands, except per share data and lives):

	Outstanding			Exercisable
Exercise Price Range	Shares	Average Remaining Life(a)	Weighted Average Exercise Price	Shares	Weighted Average Exercise Price
$0.48–$0.78	1,830	6.18	$0.70	1,012	$0.71
$0.80–$1.10	1,829	4.31	0.91	1,166	0.89
$1.11–$1.36	2,329	6.67	1.32	1,625	1.32
$1.40–$2.69	1,818	5.50	1.85	829	2.11
$2.99–$11.09	1,200	3.80	4.37	1,194	4.38
Total	9,006	5.47	1.62	5,826	1.87

	Intrinsic Value Options Outstanding	Intrinsic Value Options Exercisable
Aggregate intrinsic value (in thousands)	$1,392	$822

	Outstanding Average Life	Exercisable Average Life
Weighted average remaining contractual life	5.48	5.12

The aggregate intrinsic value in the table above is based on the Company’s closing stock price of $1.18 per share as of December 31, 2007, which amount would have been received by the optionees had all options been exercised on that date. The total fair value of options to purchase common stock that vested during the year ended December 31, 2007 was $1.7 million.

During the year ended December 31, 2007, 2006, and 2005, the total intrinsic value of options exercised to purchase common stock was $0.3 million, $1.9 million, and $0.8 million, respectively, and the weighted average fair value of options to purchase common stock that were granted was $0.59, $1.41, and $1.91, respectively.

During the year ended December 31, 2007, financing cash generated from share-based compensation arrangements amounted to $0.8 million for the purchase of shares upon exercise of options. The Company issues new shares upon exercise of options to purchase common stock.

The Company accrued incentive compensation expense for the difference between the grant price and the deemed fair value of the common stock underlying options, which were issued in connection

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

with the RTG acquisition in December 1996. At December 31, 2007 and 2006 accrued incentive compensation related to the options, which are fully vested totaled $0.5 million.

11. Rights Plan

In July 1998, the Board of Directors adopted a stockholder rights plan, which was amended in June, 1999, November, 2000, October 2001 and May 2007. The stockholder rights plan, as amended, provides for the issuance to the holders of the Company’s common stock one preferred stock purchase right (the “Rights”) for each share of common stock they hold. The Rights have certain anti-takeover effects and are designed to protect and maximize the value of the outstanding equity interests in the Company in the event of an unsolicited attempt by an acquiror to take over the Company in a manner or on terms not approved by the Board of Directors.

The Rights will expire on August 13, 2008, unless such expiration date is extended or unless the rights are earlier redeemed or exchanged by the Company. Each Right entitles the holder to buy one one-thousandth of a share of Series A Preferred Stock at an exercise price of $38.00. The Rights are not separately traded and become exercisable only in the event that (i) a person or group of persons acquires 15% or more (17.5% or more for Computer Associates International, Inc., pursuant to the November, 2000 amendment and 19.99% or more for DG FastChannel, Inc., pursuant to the May 2007 amendment) (an “Acquiror”) of the Company’s outstanding common stock or (ii) a person or group of persons commences or announces a tender offer or exchange offer that will result in such person or group of persons owning such percentage of the Company’s outstanding common stock, in each case, on terms not approved by the Board of Directors.

Upon any person or group acquiring 15% or more of the Company’s outstanding common stock (17.5% with respect to Computer Associates International, Inc. and 19.99% or more with respect to DG FastChannel, Inc.), each Right will entitle its holder (other than the Rights beneficially owned by the Acquiror which will be void) to buy shares of the Company’s common stock (or of the stock of the acquiring company if it is the surviving entity in a business combination) having a market value equal to twice the exercise price of each Right. The Board of Directors may redeem the Rights at any time prior to their becoming exercisable.

On May 17, 2007, the Company amended the Rights Plan to exclude DG FastChannel, Inc. (“DGFC”) from the definition of “Acquiring Person” until DGFC’s beneficial ownership is at 19.99% or more of the Common Stock of the Company.

12. Restructuring Charges

In March of 2006, the Company implemented a restructuring plan designed to streamline the services business. Under this plan the Company eliminated 10 positions in the services group and relocated the management of the group from its New York office to its existing Los Angeles office. The Company incurred a restructuring charge of $0.1 million related to severance arrangements which has been recorded separately on the statement of operations. This restructuring plan was completed by June 30, 2006 and all payments have been made.

13. Commitments and Contingencies

Commitments

The Company leases its primary office space in New York City pursuant to a sublease agreements with terms through January of 2017. The Company also leases office space in Los Angeles, California pursuant to a lease that expires in December, 2009, and Austin, Texas, with lease terms through February of 2011.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

Rent expense for office space, equipment, and a leased vehicle for a former executive totaled approximately $1.2 million, $1.0 million, and $1.1 million, for the years ended December 31, 2007, 2006, and 2005, respectively.

Future minimum lease payments under non-cancelable operating leases for each year subsequent to December 31, 2007 are as follows (in thousands):

2008	1,225
2009	914
2010	635
2011	547
2012	552
2013 and thereafter	2,315
$6,188

Contingencies

The Company is engaged in certain claims, complaints and other legal actions arising in the ordinary course of business. From time to time, the Company will receive correspondence from outside parties alleging that the Company infringed a patent or a claim will be made by a customer asserting that the Company is obligated to indemnify them for alleged claims that the Company’s products or services infringed on a patent. The Company believes it has adequate legal defenses to any such claim. However, the Company may incur substantial expenses in defending against any related claim and it is not presently possible to forecast the outcome of any potential litigation in connection with such claim. In the event that litigation commences and a determination adverse to the Company is rendered, the Company may incur substantial monetary liability and be required to modify its business practices, which could have a material adverse effect on the Company’s financial position, results of operations or cash flows.

14. Income Taxes

The components of the current provision for income taxes for the years ended December 31, 2007, 2006, and 2005 are as follows (in thousands):

	Years Ended December 31,
	2007	2006	2005
Federal	$—	$—	$—
State	52	78	64
Foreign	—	—	—
Total current provision	$52	$78	$64

There was no deferred tax provision for the years ended December 31, 2007, 2006 and 2005.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

The differences between the statutory rate and the Company’s effective income tax rate are as follows:

	2007	2006	2005
Federal tax benefit at the statutory rate	(34.00)%	(34.00)%	(34.00)%
State income taxes, net of federal income tax benefit	(2.71)	(2.85)	(1.02)
Other	0.79	(0.73)	(0.48)
Amortization and impairment of goodwill and other intangibles	—	18.39	25.20
Nondeductible expenses	8.07	8.35	—
Change in foreign tax rate	22.78	—	—
Change in state & local tax rate	23.57	15.76	—
Change in valuation allowance	(18.11)	(4.52)	10.91
Effective income tax rate	.39%	.40%	0.61%

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, together with net operating loss and tax credit carry-forwards. Significant components of the Company’s deferred tax assets and liabilities are as follows (in thousands):

	December 31,
	2007	2006
Deferred tax assets:
Balance sheet reserves	$76	$47
Accrued expenses	1,713	1,174
Tax credit carryforwards	1,838	1,838
Other	(735)	(856)
Net operating loss carryforwards	81,916	85,018
	84,808	87,221
Valuation allowance	(84,808)	(87,221)
Net deferred taxes	$—	$—

The valuation allowance for deferred taxes decreased by approximately $2.4 million and $0.9 million during 2007 and 2006, respectively, providing a full valuation allowance against the Company’s net deferred tax assets.

At December 31, 2007, the Company has net operating loss and tax credit carryforwards of approximately $214.5 million and $1.8 million, respectively, for federal income tax purposes, which begin to expire in 2018. The Company also has net operating loss and tax credit carryforwards for state income tax purposes, which begin to expire in 2018. The Company also has net operating loss carryforwards of approximately $14.5 million for foreign income tax purposes which do not expire. The net operating loss carryforwards may be used to offset any future taxable income, subject to potential limitations on the Company’s ability to utilize such loss carryforwards pursuant to the ownership rule changes of the Internal Revenue Code, Section 382. The Company has not estimated the amount of the loss carryforward limitation under Section 382; however, the limitation could be material. Inability to generate taxable income within the carryforward period would affect the ultimate realizability of such assets. Consequently, management determined that sufficient uncertainty exists regarding the realizability of these assets to warrant the establishment of the full valuation allowance. Management’s assessment with respect to the amount of deferred tax assets considered realizable may be revised over the near term-based on actual operating results and revised financial statement projections.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

15. Segment Information and Enterprise-Wide Disclosures

As discussed in more detail in Notes 2 to these financial statements, the Company has four revenue streams which are analyzed under three segments consisting of the technology-based segment, which includes two revenue streams “licensing” and “search”, the services segment and the advertising systems segment. In determining reportable segments, management considered the nature of the business activity whose operations are regularly reviewed by the Company’s chief operating decision maker and for which there is discrete financial information. The Company does not allocate costs below costs of revenue. There are no inter-segment sales.

Licensing revenue and search revenue are aggregated within the Technology-based segment as both revenue streams give customers the same access to the Media Player and the distributed network and have similar economic characteristics. Revenues in the Technology segment are generated based upon providing customers access to the Company’s distributed network of Media Players. Advertising systems revenue is generated by charging customers to host advertising campaigns based on a cost per thousand (“CPM”) impressions. The Services segment provides fee-based professional services for creating content and implementing visualization solutions. The accounting policies for the segment are the same as the consolidated accounting policies disclosed in Note 2.

In April and October 2007, Enliven acquired Makos, and Springbox, respectively. The Makos acquisition resulted in approximately $0.2 million of goodwill. The Springbox acquisition did not result in any goodwill at the time of close, but due to the contingent consideration in future periods which could increase the total purchase price, there is potential for goodwill to be booked in the future in the event that the earnout exceeds the contingent liability created by the acquisition. When the acquisitions were evaluated, the Company determined that multiple segments within the company would benefit from the acquisitions. While all of the assets and liabilities in the acquisitions were assigned to the Services segment, and the majority of the benefits would be derived in that segment of the business, a portion of the benefit from the acquisitions will also benefit the Ad Systems segment. Specifically, agency customers acquired through Makos and Springbox will be up-sold to use the Company’s Unicast rich media ad serving platform, driving revenue to the Ad Systems segment. The Company calculated the fair value of the segments impacted by the Makos, pre and post acquisition. This was calculated using the net present value of cash flows through 2010. The resulting difference in fair value to the Company was calculated and less than $0.1 million was attributable to the Ad Systems segment.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

	Years Ended December 31,
	2007	2006	2005
Revenues:
Advertising systems	$8,811	$7,252	$5,448
Technology:
Licenses	30	148	608
Related party licenses	—	—	3,490
Search	6,082	6,307	9,424
Total technology revenue:	6,112	6,455	13,522
Services:
Services	3,808	3,470	5,269
Related party services	—	—	1,057
Total services revenue:	3,808	3,470	6,326
Total revenues	18,731	17,177	25,296
Cost of Revenues:
Advertising systems	5,708	4,176	3,721
Technology:
License	3	8	12
Search	128	154	173
Total technology cost of revenues	131	162	185
Services	3,229	2,337	3,658
Total cost of revenues	9,068	6,675	7,564
Gross profit	9,663	10,502	17,732
Advertising systems	3,103	3,076	1,727
Technology:
Licenses	27	140	4,086
Search	5,954	6,153	9,251
Total technology gross profit	5,981	6,293	13,337
Services	579	1,133	2,668
Total gross profit	$9,663	$10,502	$17,732
Gross profit margin
Advertising systems	35%	42%	32%
Technology:
Licenses	90	95	100
Search	98	98	98
Total technology gross profit margin	98	97	99
Services	15	33	42
Total gross profit	52%	61%	70%

	At December 31,
	2007	2006	2005
		(in thousands)
Total assets:
Technology	$12,437	$12,512	$13,171
Advertising Systems	10,500	3,925	8,627
Services	11,606	6,793	14,045
Corporate*	7,658	4,457	9,293
Total assets	$42,201	$27,687	$45,136

*  Corporate assets consists solely of cash, cash equivalents, marketable securities and restricted cash as the Company does not allocate such amounts to the individual reporting units.

ENLIVEN MARKETING TECHNOLOGIES CORPORATION
FORMERLY VIEWPOINT CORPORATION
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS—(Continued)

16. Major Customers

Customers whose revenues represent greater than 10 percent of the Company’s consolidated revenues from continuing operations for the years ended December 31, 2007, 2006, and 2005 are as follows:

		Years Ended December 31,
	Segment	2007	2006	2005
Customer A	Search	32%	31%	37%
Customer B	Services	4%	13%	7%
Customer C	Advertising Systems	9%	18%	25%
Customer D	Advertising Systems	22%	0%	0%

Customers whose accounts receivable balance represent greater than 10 percent of the Company’s consolidated net accounts receivable from continuing operations at December 31, 2007 and 2006 are as follows:

	Years Ended December 31,
	2007	2006
Customer A	11%	32%
Customer C	7%	39%
Customer D	35%	0%

17. Quarterly Results of Operations (Unaudited)

Summarized quarterly financial information for the years 2007 and 2006 are as follows (in thousands, except per share amounts):

	Quarter Ended
	March 31	June 30	September 30		December 31
Fiscal year 2007:
Total revenues	$3,320	$3,837	$4,510		$7,064
Gross profit	2,344	2,387	2,381		2,551
Net loss from continuing operations	(1,990)	(5,162)	(256)		(6,116)
Net loss	$(1,990)	(5,162)	(256	)(2)	(6,116	)(2)
Basic and diluted net loss per share (1)	$(0.03)	(0.07)	(0.00)		(0.06)
Fiscal year 2006:
Total revenues	$3,983	$5,709	$3,211		$4,274
Gross profit	2,238	2,822	2,318		3,124
Net loss from continuing operations	(3,949)	(2,821)	(12,337)		(608)
Net loss	(3,949)	(2,821)	(12,337)		(608)
Basic and diluted net loss per share (1)	(0.06)	(0.04)	(0.18)		(0.01)

(1)   The sum of the quarterly net income (loss) per share amounts may not total to the annual amounts as the result of rounding.

(2)        Included in the fourth quarter 2007 operating results is an unfavorable adjustment of $32 related to the change in fair value of warrants that occurred in the third quarter of 2007.